Offer by

                     THE MEXICO EQUITY AND INCOME FUND, INC.

                              To Purchase for Cash
                         up to 10% of Each Shareholder's
                             Shares of Common Stock

            THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MAY 14, 1999 ("TERMINATION DATE")

       THIS OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED, BUT IS SUBJECT TO OTHER CONDITIONS AS OUTLINED IN THE FUND'S
                    OFFER AND IN THE LETTER OF TRANSMITTAL.

                                                                  April 12, 1999

To Brokers, Dealers, Commercial Banks,
  Trust Companies and Other Nominees:

      We are enclosing herewith the material listed below relating to the offer of The Mexico Equity and Income Fund, Inc., a Maryland corporation registered under the Investment Company Act of 1940, as amended, as a closed-end, non-diversified management investment company (the "Fund"), to purchase up to 10% of each shareholder's shares of common stock, par value $0.001 (the "Shares") upon the terms and conditions set forth in its Offer dated April 12, 1999 and in the related Letter of Transmittal (which together constitute the "Offer"). The price to be paid for the Shares is an amount per Share, net to the seller in cash, equal to 90% of the net asset value per Share as determined by the Fund at 5:00 p.m., New York City time, on May 14, 1999 (the "Termination Date").

      We are asking you to contact your clients for whom you hold Shares registered in your name (or in the name of your nominee) or who hold Shares registered in their own names. Please bring the Offer to their attention as promptly as possible. No fees or commission will be payable to brokers, dealers or other persons for soliciting tenders for Shares pursuant to the Offer. The Fund will, however, upon request, reimburse you for reasonable and customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Fund will pay all transfer taxes on its purchase of Shares, subject to Instruction 6, "Stock Transfer Taxes," of the Letter of Transmittal. However, backup withholding at a 31% rate may be required unless either an exemption is proved or the required taxpayer identification information and certifications are provided. See Section 8, "Federal Income Tax Consequences," of the Offer and Instruction 10, "Backup Withholding," of the Letter of Transmittal.

      For your information and for forwarding to your clients, we are enclosing the following documents:

      1. A letter to Shareholders of the Fund from Alan H. Rappaport, Chairman of the Fund;

      2.    The Offer dated April 12, 1999;

      3. The Letter of Transmittal for your use and to be provided to your clients;

      4.    Notice of Guaranteed Delivery;

      5. Form of letter to clients which may be sent to your clients for whose accounts you hold Shares registered in your name (or in the name of your nominee); and

      6.    Return envelope addressed to the Depositary.

      The Offer is not being made to, nor will the Fund accept tenders from, holders of Shares in any State or other jurisdiction in which the Offer would not be in compliance with the securities or Blue Sky laws of such jurisdiction.

      As described in the Fund's Offer under Section 3, "Procedure for Tendering Shares," tenders may be made without the concurrent deposit of stock certificates if (1) such tenders are made by or through a broker or dealer that is a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office, branch, or agency in the United States; and (2) certificates for Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility (as defined in the Letter of Transmittal)), together with a properly completed and duly executed Letter of Transmittal, and any other documents required by the Letter of Transmittal, are received by the Depositary within three business days after receipt by the Depositary of a properly completed and duly executed Notice of Guaranteed Delivery.

      As described in the Offer, the Fund will not purchase more than 10% of any one Shareholder's Shares, provided that the Fund will purchase all Shares from Shareholders who own 99 Shares or less. Furthermore, if this tender is made by a broker, commercial bank, trust company or other nominee for beneficial owner(s) of Shares with respect to which it is the record holder, such broker, commercial bank, trust company or other nominee must represent and warrant in the Letter of Transmittal that it believes, based upon representations made to it by such beneficial owner(s), that each such person has tendered no more than 10% of the Shares owned by such beneficial owner(s) or attributed to such beneficial owner(s), or that such person owns 99 Shares or less.

      Neither the Fund nor its Board of Directors makes any recommendation to any Shareholder as to whether to tender any Shares.

      Additional copies of the enclosed material may be obtained from the Information Agent at the appropriate address and telephone number set forth in the Fund's Offer. Any questions you have with respect to the Offer should be directed to the Information Agent at its address and telephone numbers set forth in the Offer.

                                    Very truly yours,
                                    THE MEXICO EQUITY AND INCOME FUND, INC.

                                    /s/ Alan H. Rappaport

                                    ALAN H. RAPPAPORT
                                    Chairman

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NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR
ANY OTHER PERSON THE AGENT OF THE MEXICO EQUITY AND INCOME FUND, INC., THE INFORMATION AGENT, OR THE DEPOSITARY OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS OR USE ANY MATERIAL ON THEIR BEHALF WITH RESPECT TO THE OFFER, OTHER THAN THE MATERIAL ENCLOSED HEREWITH AND THE STATEMENTS SPECIFICALLY SET FORTH IN SUCH MATERIAL.

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